UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

REDDY ICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32596	56-2381368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8750 North Central Expressway, Suite 1800
Dallas, Texas  75231
(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 526-6740

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On July 28, 2009, the compensation committee of the Board of Directors of Reddy Ice Holdings, Inc. (the “Company”) approved a new compensation structure for the Company’s non-employee directors.  The new compensation structure was based on a compensation study performed by Towers Perrin, a recognized compensation consultant.

Under the updated compensation structure, the non-employee directors will each receive $48,000 per annum as compensation for their service, payable quarterly in arrears.  Members of the committees of the Board of Directors will generally no longer receive additional compensation for such service, except that: (i) the chairperson of the audit committee will receive an additional fee of $5,000 per year, (ii) the chairpersons of the compensation committee and the corporate governance and nominating committee will receive an additional fee of $2,500 per year and (iii) per-meeting compensation for members of the special committee (investigation) will not be changed.

The non-employee directors’ equity compensation was also modified by the compensation committee based on Towers Perrin’s advice.  With the final vesting of all outstanding restricted stock units occurring on August 12, 2009, non-employee directors would no longer have had any form of equity compensation under the prior structure.  In accordance with recent changes in the structure of employee equity incentive compensation, restricted stock units will no longer be issued to non-employee directors.  Instead, each non-employee director will receive an annual stock grant immediately following the Company’s annual meeting of stockholders with a value on the date of grant of $48,000, an amount generally consistent with the target value of annual equity compensation at the time our directors’ compensation was last studied.  In connection with the adoption of the new compensation structure on July 28, 2009, the grants for 2009 were approved by the compensation committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       July 30, 2009

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
	Name:	Steven J. Janusek
	Title:	Chief Financial and Accounting Officer

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